UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2005

EAGLE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-20146	54-1601306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Main Street P.O. Box 391 Berryville, Virginia	22611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 955-2510

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 30, 2005, the Board of Directors (the “Board”) of Eagle Financial Services, Inc. (the “Company”) approved the acceleration of the vesting of all unvested stock options outstanding (which totaled 6,500 at December 30, 2005) under the Company’s Stock Incentive Plan, effective immediately. Of the total number of affected stock options, 2,167 have an exercise price of $43.26 per share and 4,333 have an exercise price of $43.10 per share, which results in a weighted average exercise price of $43.15 per share. The closing price per share of the Company’s common stock on December 30, 2005 was $56.50.

The affected stock options are held by executive officers of the Company, who are also executive officers of Bank of Clarke County, the Company’s wholly owned subsidiary, and by the other executive officers of the subsidiary. Of the total number of affected stock options, the Company’s named executive officers hold options to purchase an aggregate of 5,000 shares of common stock. Except for the accelerated vesting, all other terms of the affected stock options remained unchanged.

The Board determined to accelerate the vesting of these options in order to avoid the Company’s recognition of compensation expense associated with the affected options under Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“FAS 123R”), which will apply to the Company beginning in the first quarter of 2006. FAS 123R requires the recognition of compensation expense for any unvested stock options at the date of its adoption over the remaining applicable vesting period of the options. Currently, the Company accounts for stock options using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and provides footnote disclosure of the compensation expense associated with stock options. The Company anticipates that the aggregate pre-tax compensation expense that will be avoided by this action is approximately $85,000, of which approximately $60,000 would have been recognized in 2006. The Company believes that it will not be required to recognize any compensation expense in future periods associated with the affected options; however, there can be no assurance that the acceleration of vesting may not result in some future compensation expense.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2006

Eagle Financial Services, Inc.

By:	/s/ JAMES W. MCCARTY, JR.
James W. McCarty, Jr.
Vice President, Chief Financial Officer,
and Secretary-Treasurer

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